UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2020

LendingTree, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive	Charlotte	NC	28277
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TREE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2020, the Board of Directors (the “Board”) of LendingTree, Inc. (the “Company”) appointed Courtnee Chun and Jennifer Witz to serve as independent members of the Board, effective as of such date. Ms. Chun is the Chief Portfolio Officer and Senior Vice President, Investor Relations for Liberty Media Corporation, Qurate Retail, Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty, and Ms. Witz is the President of Sales, Marketing and Operations of Sirius XM Holdings, Inc. Ms. Chun will serve on the audit committee and the transactions committee of our Board, and Ms. Witz will serve on the compensation committee of our Board.

Ms. Chun and Ms. Witz were selected as members of our Board pursuant to the “Spinco Agreements” with GCI Liberty, Inc. as previously disclosed in the Company’s proxy statement under “Certain Relationships and Related Transactions.” In consideration of their service on the Board and its committees, Ms. Chun and Ms. Witz will be compensated in accordance with the compensation plan for non-employee directors previously approved by our Board.

On April 16, 2020, Neal Dermer and Craig Troyer, the directors previously nominated by GCI Liberty, Inc. pursuant to the “Spinco Agreements,” and Peter Horan gave notice of their resignation as members of the Board, effective as of such date. Mr. Dermer’s, Mr. Troyer’s and Mr. Horan’s decisions to terminate their services were not a result of any disagreement with the Company or its management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2020
LENDINGTREE, INC.

	By:	/s/ Ryan S. Quinn
Ryan S. Quinn
Senior Vice President, Co-General Counsel